UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2014

INVENSENSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35269	01-0789977
(State or other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1745 Technology Drive, San Jose, Suite 200, CA 95110

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (408) 988-7339

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On July 22, 2014, InvenSense International, Inc., a company formed under the laws of the Cayman Islands and a wholly-owned subsidiary of InvenSense, Inc. (the “Company”), completed its previously announced acquisition of all the outstanding shares of Movea SA, a company formed under the laws of France (“Movea”), pursuant to a Share Purchase Agreement (“Purchase Agreement”) with Movea, certain members of management of Movea and Movea shareholders. The Company paid $61.8 million in cash as consideration for the acquisition. An additional $13.0 million in cash will be payable contingent upon the achievement of certain milestones prior to the one year anniversary of the closing of the acquisition.

In addition, the Company has agreed to grant restricted stock units for shares of the Company stock (each a “Movea Equity Award”) to certain Movea employees, having an aggregate value of $3 million and bonuses of up to $600,000. The Movea Equity Awards will be granted under the Company’s 2011 Stock Incentive Plan.

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby is not intended to be complete and is qualified in its entirety by the terms and the conditions of the Purchase Agreement filed as Exhibit 2.1 hereto, which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The information required by this item will be filed by amendment to this Current Report no later than 71 calendar days after the date this Current Report was required to be filed.

(b)	Pro Forma Financial Information.

The information required by this item will be filed by amendment to this Current Report no later than 71 calendar days after the date this Current Report was required to be filed.

(d)	Exhibits

2.1	Share Purchase Agreement dated as of July 7, 2014 by and among InvenSense International, Inc., a Cayman Islands corporation, Movea SA, the management of the Movea SA, the executing shareholders and Shareholder Representative Services LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2014

INVENSENSE, INC.

By:	/s/ Adam Tachner
Adam Tachner
Vice President and General Counsel

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

2.1	Share Purchase Agreement dated as of July 7, 2014 by and among InvenSense International, Inc., a Cayman Islands corporation, Movea SA, the management of the Movea SA, the executing shareholders and Shareholder Representative Services LLC.